Exhibit 99.1

AMETEK Announces Record Third Quarter Financial Results

and Raises 2019 Guidance

BERWYN, PA, OCTOBER 31, 2019 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the third quarter ended September 30, 2019.

AMETEK’s third quarter 2019 sales were $1.28 billion, up 7% compared to the third quarter of 2018. Operating income increased 13% to a record $301.1 million and operating margins were 23.6% in the quarter, an increase of 140 basis points over the prior year.

On a GAAP basis, third quarter earnings were $0.96 per diluted share. Adjusted earnings, which adds back non-cash, after-tax, acquisition-related intangible amortization, were $1.06 per diluted share, a 16% increase over the prior-year’s comparable quarter. A reconciliation of reported GAAP earnings to adjusted earnings is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK generated excellent results in the third quarter,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We delivered a 16% year-over-year increase in adjusted earnings on solid organic sales growth, contributions from recent acquisitions and exceptional operating performance.”

“Cash flow was again excellent, with record operating cash flow of $330 million in the quarter, a 33% increase over the same period last year. We continue to utilize our cash flow to support our strategic acquisition strategy, with nearly $1.1 billion deployed thus far in 2019 on the acquisitions of Gatan and Pacific Design Technologies.”

Electronic Instruments Group (EIG)

Sales for EIG in the third quarter were $815.6 million, up 10% compared to the third quarter of 2018. EIG operating income for the quarter increased 15% over the prior-year period to a record $219.5 million. Operating income margins were 26.9%, up 130 basis points over the prior year.

“EIG delivered strong results in the third quarter with impressive sales growth and outstanding operating performance,” noted Mr. Zapico. “Sales grew 10% on solid organic sales growth and contributions from the recent acquisitions of Forza, Telular and Spectro Scientific. EIG also continues to deliver impressive operating margin expansion through its Operational Excellence initiatives.”

Page | 1

Electromechanical Group (EMG)

EMG sales in the third quarter were $461.1 million, up 2% over the same quarter in 2018. Operating income increased 12% to $103.5 million, and operating income margins were 22.4%, up 180 basis points over the prior third quarter.

“EMG’s operating performance was also outstanding in the third quarter,” commented Mr. Zapico. “EMG delivered exceptional operating margin expansion on solid organic sales growth, contributions from the acquisition of Pacific Design Technologies and continued efficiency improvements.”

2019 Outlook

“Our businesses continue to perform exceedingly well by executing the AMETEK Growth Model. We remain focused on investing in our organic growth initiatives, driving continued cost and asset management improvements, and deploying our capital on strategic acquisitions to create long-term, sustainable value,” noted Mr. Zapico. “AMETEK’s results in the third quarter and through the first nine months of the year exemplify these efforts. Given these results, we have again raised our full-year earnings guidance.”

“For all of 2019, we expect overall sales to be up mid to high single digits on a percentage basis compared to 2018, with strong contributions from recent acquisitions and organic sales growth of approximately 3%. Adjusted earnings per diluted share are now expected to be in the range of $4.12 to $4.14, an increase of 13% over the prior year. This is an increase from our previous adjusted guidance range of $4.04 to $4.10 per diluted share,” he added.

“Fourth quarter 2019 sales are expected to be up mid-single digits on a percentage basis compared to the same quarter in 2018. Adjusted earnings per diluted share are expected to be in the range of $1.01 to $1.03, up 5% to 7% compared to last year’s fourth quarter,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its third quarter 2019 investor conference call on Thursday, October 31, 2019, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Page | 2

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

Page | 3

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$1,276,633	$1,192,962	$3,853,736	$3,574,544

Cost of sales	823,262	782,994	2,512,722	2,351,042
Selling, general and administrative	152,315	144,702	461,289	429,982

Total operating expenses	975,577	927,696	2,974,011	2,781,024

Operating income	301,056	265,266	879,725	793,520
Interest expense	(21,308)	(19,391)	(65,436)	(61,861)
Other expense, net	(5,517)	(945)	(12,521)	(2,684)

Income before income taxes	274,231	244,930	801,768	728,975

Provision for income taxes	53,482	53,717	161,248	162,562

Net income	$220,749	$191,213	$640,520	$566,413

Diluted earnings per share	$0.96	$0.82	$2.79	$2.43

Basic earnings per share	$0.97	$0.83	$2.82	$2.45

Weighted average common shares outstanding:
Diluted shares	229,560	233,250	229,191	233,171

Basic shares	228,041	231,502	227,493	231,227

Dividends per share	$0.14	$0.14	$0.42	$0.42

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales:
Electronic Instruments	$815,552	$742,041	$2,442,710	$2,202,925
Electromechanical	461,081	450,921	1,411,026	1,371,619

Consolidated net sales	$1,276,633	$1,192,962	$3,853,736	$3,574,544

Operating income:
Segment operating income:
Electronic Instruments	$219,451	$190,313	$635,448	$567,503
Electromechanical	103,451	92,667	303,329	277,919

Total segment operating income	322,902	282,980	938,777	845,422
Corporate administrative expenses	(21,846)	(17,714)	(59,052)	(51,902)

Consolidated operating income	$301,056	$265,266	$879,725	$793,520

Page | 4

AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$735,376	$353,975
Receivables, net	761,961	732,839
Inventories, net	623,675	624,744
Other current assets	151,172	124,586

Total current assets	2,272,184	1,836,144
Property, plant and equipment, net	537,157	554,130
Right of use asset, net	174,438	—
Goodwill	3,668,445	3,612,033
Other intangibles, investments and other assets	2,567,485	2,659,981

Total assets	$9,219,709	$8,662,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$199,533	$358,876
Accounts payable and accruals	910,986	899,828

Total current liabilities	1,110,519	1,258,704
Long-term debt, net	2,229,252	2,273,837
Deferred income taxes and other long-term liabilities	1,013,973	887,825
Stockholders’ equity	4,865,965	4,241,922

Total liabilities and stockholders’ equity	$9,219,709	$8,662,288

Page | 5

AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Diluted Earnings Per Share		Forecasted Diluted Earnings Per Share
	Three Months Ended		Three Months Ended		Year Ended
	September 30,		December 31,		December 31,
			Low	High	Low	High
	2019	2018	2019	2019	2019	2019
Diluted earnings per share (GAAP)	$0.96	$0.82	$0.89	$0.91	$3.68	$3.70
Pretax amortization of acquisition-related intangible assets	0.13	0.12	0.16	0.16	0.58	0.58
Income tax benefit on amortization of acquisition-related intangible assets	(0.03)	(0.03)	(0.04)	(0.04)	(0.14)	(0.14)

Adjusted Diluted earnings per share (Non-GAAP)	$1.06	$0.91	$1.01	$1.03	$4.12	$4.14

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

Page | 6